Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 000-51801) of Rosetta Resources Inc. of our report dated April 19, 2006 relating to the combined financial statements of the Domestic Oil and Natural Gas Properties of Calpine Corporation and Affiliates (predecessor), which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 29, 2008